EXHIBIT 99.2

Comstock Mining Completes $8.1 million Public Offering

Virginia City, NV (November 19, 2012) - Comstock Mining Inc. (the “Company”) (NYSE MKT: LODE) announced today the successful completion of its previously announced public offering of 3,692,673 shares of its common stock.

The net proceeds to the Company from the offering will be approximately $7.2 million, after deducting underwriting discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering for working capital, bonding/permitting and general corporate purposes.

Global Hunter Securities, LLC, Aegis Capital Corp., and Moelis & Company LLC are acting as joint-book running managers for the offering and North Square Blue Oak Ltd, as co-manager for the proposed offering.

 About Comstock Mining Inc.

Comstock Mining Inc. is a Nevada-based gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration and mining. The goal of its strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces in 2013, and commencing commercial mining and processing operations with annual production rates of 20,000 gold equivalent ounces.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.: P.O. Box 1118 Virginia City, NV 89440 questions@comstockmining.com http://www.comstockmining.com

Corrado DeGasperis	Kimberly Shipley
President, CEO & Director	Manager of Investor Relations
Tel (775) 847 4755	Tel (775) 847-0545
degasperis@comstockmining.com	shipley@comstockmining.com